UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

_____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported):October 13, 2009

CHARLOTTE RUSSE HOLDING, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-27677	33-0724325
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4645 Morena Boulevard, San Diego, California 92117
(Address of principal executive offices)

(858) 587-1500
(Registrant’s telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

As previously announced, Advent CR, Inc. (“Purchaser”) merged with and into Charlotte Russe Holding, Inc.(“Charlotte Russe”), with Charlotte Russe being the surviving corporation and a wholly-owned subsidiary of Advent CR Holdings, Inc. (“Parent”) on October 14, 2009. At the effective time of the merger (the “Effective Time”), John D. Goodman resigned from every position that he held at Charlotte Russe and its subsidiaries, including Chief Executive Officer of Charlotte Russe.

At the Effective Time, Jenny Ming was appointed as the President and Chief Executive Officer of Charlotte Russe and Parent. In connection with those appointments, Ms. Ming entered into an employment agreement with Parent and Charlotte Russe’s predecessor, Purchaser, pursuant to which she agreed to serve as the Chief Executive Officer and President of Charlotte Russe and the Chief Executive Officer of Parent for an initial term of five years, effective as of the Effective Time. The employment agreement automatically renews for consecutive one-year renewal periods following the initial five-year term, unless either party otherwise notifies the other of nonrenewal. Ms. Ming is entitled to a base annual salary of $750,000, with annual increases at the sole discretion of the Board of Directors of Charlotte Russe. In addition, Ms. Ming is eligible to participate in a bonus program. Ms. Ming (i) was granted non-qualified stock options to purchase shares of common stock of Parent (a portion of which is subject to time-based vesting over four years, and the remaining portion of which is subject to vesting based on liquidity event proceeds equaling or exceeding specified multiples on investment) and (ii) co-invested in Parent’s acquisition of Charlotte Russe. Charlotte Russe also agreed to reimburse Ms. Ming for certain transportation and housing expenses for a period of time, provide Ms. Ming with standard employee benefits provided to other employees of Charlotte Russe, and reimburse Ms. Ming for certain business-related expenses. In addition, should Ms. Ming’s employment with Charlotte Russe and Parent end prior to the initial term or any subsequent term, then pursuant to her employment agreement, Ms. Ming may be eligible to receive certain termination and post-termination severance payments and benefits. The employment agreement also imposes various restrictive covenants on Ms. Ming.

In addition to serving as a member of the Board of Directors of Charlotte Russe and Parent, Ms. Jenny Ming is an operating partner focused on investment opportunities in the apparel retail section for Advent International Corporation (“Advent”), which she joined in 2008. From 2005 until joining Advent, Ms. Ming was involved with non-profit organizations, including the Committee of 100, where she was appointed Vice Chairman in 2005, and the Museum of the Chinese in America, where she became a trustee in 2007. From 1998 to 2006, Ms. Ming served as President of Old Navy. In that role, she oversaw all aspects of the fashion retailer, managing a network of over 950 stores in North America. Prior to that, she served as Executive Vice President, Merchandising at Old Navy, where she was responsible for store design, visual merchandising, planning and distribution. Ms. Ming was also part of the executive team that launched Old Navy in 1994. She began her career with Gap Inc. in 1986 as Merchandise Manager of Gap brand activewear.Ms. Ming received her bachelor’s degree in clothing merchandising from San Jose State University. She is currently a director of Kaiser Foundation Health Plan and Hospitals and continues to serve as a trustee for the Museum of the Chinese in America.

Neither Ms. Ming nor any of her immediate family members (i) has a familial relationship with any directors, other nominees or executive officers of Charlotte Russe or any of its subsidiaries, or (ii) has been involved in any transactions with Charlotte Russe or any of its subsidiaries, in each case, that are required to be disclosed pursuant to the rules and regulations of the U.S. Securities and Exchange Commission, except as disclosed in the Solicitation/Recommendation Statement Under Section 14(d)(4) of the Securities Exchange Act of 1934, as amended, filed by Charlotte Russe on August 31, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARLOTTE RUSSE HOLDING, INC.

Date: October 19, 2009	By:	/s/ Andrew W. Crawford
Andrew W. Crawford
Secretary